Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of OptimizeRx Corporation on Form S-3 of our report dated March 26, 2020, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of December 31, 2019 and for the year then ended, and our report dated March 26, 2020 with respect to our audit of internal control over financial reporting of OptimizeRx Corporation as of December 31, 2019 appearing in the Annual Report on Form 10-K of OptimizeRx Corporation for the year ended December 31, 2019. We were dismissed as auditors on June 22, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 8, 2021